EXHIBIT 23.8

CONSENT OF EXPERT

Reference is made to the scientific and technical data reviewed and approved by Andrew Sharp for the Pitarrilla Project Feasibility Study dated December 4, 2012, as contained in Silver Standard Resources Inc.’s material change report dated on December 4, 2012 and to my technical report dated December 23, 2011 titled NI43-101 Technical Report on the Pirquitas Mine, Jujuy Province, Argentina (collectively the “Reports”).

In connection with the Registration Statement on Form S-8 of Silver Standard Resources Inc. dated December 14, 2012 and any amendments thereto, including any post-effective amendments (collectively, the “Registration Statement”), I, Andrew Sharp, consent to the use of my name and references to the Reports, or portions thereof, in the Registration Statement and to the inclusion or incorporation by reference of information derived from the Reports in the Registration Statement.

I have read the Registration Statement and have no reason to believe that there are any misrepresentations in the information contained therein that are derived from the Reports or that are within my knowledge as a result of the preparation of the Reports.

Yours truly,

/s/ Andrew Sharp
Andrew Sharp, B.Eng, FAusIMM